Exhibit 99.1

August 19, 2014

Who could possibly forget the immortal words of Rod Tidwell in the film, Jerry Maguire:

“Show me the money!”

Today, Genius Brands International is releasing our 10Q SEC filing, which will discuss the activities of the company during the first half of the year, and those words from Jerry Maguire are near and dear to how we manage our company.

The last six months witnessed strong growth and a powerful positive evolution of the new Genius Brands International company.

The company focused during this period on the assimilation of the Baby Genius company and the A Squared Entertainment companies into a single business, and positioning the new entity to be on a strong financial footing in the coming year and beyond.  It should be noted that forecast revenue from the year is not allocated equally quarter to quarter. The kids business is traditionally weighted much heavier to Q4 than to Qs1-3, because that’s when revenues from holiday sales are generated. More importantly, the new GBI has spent its time building out its infrastructure. I think a more likely split of revenues will be 20%-25% in the first six months, and the balance in Q4, as we begin to harvest much of what was worked on up until that point. It should be noted that not withstanding our reporting on a GAAP basis, we work on aCASH BASIS.

I like to say that a landlord takes in his security deposit and first month’s rent when the tenant moves in, but GAAP doesn’t lethim recognize the money until the end of the month when the tenant has already lived there for that period.  Similarly for us, at Genius Brands, we have taken in substantial cash but GAAP does not let us recognize it yet (even though it is in the bank!). As an independent entrepreneur for many years, I have always been focused on CASH, not GAAP accounting. Cash pays the bills. Cash fuels the enterprise. Cash drives growth. Our cash receipts during this six month period have been over $2 million dollars, and we feel we are on a good course to hit our forecast numbers (more later).

Significant  events which occurred during this six month period were:

•	Material reduction of staff and overhead from previous Baby Genius infrastructure.
•	Raising of operating capital ($6 million dollars).
•	Built out infrastructure to deliver IP to the marketplace through powerful relationships and licensees (e.g. Sony, BMG, LeapFrog, Netflix, In Grooves*, Comcast, Discovery, American Public Television, and a major home entertainment distributor to be announced shortly*). *not announced yet
•	Establishment of an independent Board of Directors with accomplished members, and standing oversight committees (‘compensation,’ ‘nominating,’ ‘audit’).
•	Application to move to NASDAQ has been filed and we are optimistic to be there before the end of the year.
•	Secured and negotiated a credit facility with a major bank providing us with a revolver credit, should an opportunity present itself. *not announced yet
•	Brought all international and consumer products sales responsibilities in-house, eliminating expensive commission based outside agencies, and assuming greater focus and control of our own brands.
•	Enriched IP pipeline with the addition of six material properties, several of which are already earning money.
•	As we greenlight 'Thomas Edison's Secret Lab' series and others in this coming period, we will recognize substantial revenue but on a cash basis (we do not want to get in the'GAAP TRAP') from sale to Asia, via offset of production cost to Asian studio, in exchange for participation in the brand. (By having less expenses to deduct, we increase the net profit.)

Today, Genius Brands stands on a very solid footing, with close to $6 million dollars in the bank account, and about $2 million dollars in high quality receivables and obligations to us. (I have learned from our finance department that per GAAP: a sale isn’t considered a receivable until meeting five criteria, thus they don’t appear on our financials because they haven’t met all five criteria yet, sic $325,000 showing as receivables on our 10Q).

We have zero debt, and now, an untouched credit facility for $2 million dollars.

Our overhead is steady at about $300,000/month, and our business is growing (operating expenses for the first six months were $1.898 million, a significant amount of which is due to us paying off the old Genius Brands trade payables.) Meanwhile we are signing consumer products licensees for our brands continuously; we are licensing broadcasters and digital distribution outlets worldwide.  We have growing interest from the biggest retailers in the U.S., and we expect to see material presence at retail of our product lines over the next 24 months, as we execute against Baby Genius, Secret Millionaires Club, Stan Lee Comics, Thomas Edison’s Secret Lab, and the new brands recently acquired to be announced shortly.

There will be a significant number of new announcements coming.

Lastly, we expect to be cash break even by end of year, and cash positive in 2015.

Overall, a very positive period for Genius Brands International! An auspicious period of growth, the seeds of value creation have been planted, and are sprouting.

STAY TUNED!

Best,

Andy Heyward
Chairman & CEO

The above includes both financial measures in accordance with Generally Accepted Accounting Principles (“GAAP”), as well as description of matters which may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial positions or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, net income, operating income and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP and should review the Company’s most recent Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the Securities and Exchange Commission on August 14, 2014.  The Company has filed a Current Report on Form 8-K which includes a reconciliation of the above information to the most comparable financial measure calculated in accordance with GAAP. The above should be read in conjunction with the Current Report on Form 8-K filed August 19, 2014, and in supplement thereto. To the extent of any inconsistent references, the above descriptions should be considered to be supplemented and replaced with the information in the Current Report on Form 8-K.